SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 22, 2005

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index on Page 3

Item 2.02. Information Provided Under Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, Results of Operations and Financial Condition.

On February 22, 2005, Tripos, Inc. issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2004. A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Also on February 22, 2005, Tripos, Inc. held a webcast to discuss its fourth quarter financial results. A transcript of the prepared statements is incorporated herein by reference and is furnished as Exhibit 99.2 to this report.

Item 9.01. Financial Statements and Exhibits

Exhibits

99.1 Press release, dated February 22, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on February 22, 2005 by Tripos, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: February 22, 2005

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated February 22, 2005, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on February 22, 2005 by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Director

(425) 638-7134

lisao@wagged.com

For Release 6 a.m. EST

Feb. 22, 2005

Tripos Reports Fourth Quarter and Full Year 2004 Financial Results

Company Delivers Solid Revenue Growth and Return to Profitability

ST. LOUIS -- Feb. 22, 2005 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced financial results for the fourth quarter and full year ended Dec. 31, 2004.

"2004 was a successful turnaround year for Tripos. We achieved solid revenue growth along with a return to profitability and strong cash flows from operations," said Dr. John P. McAlister, president and chief executive officer of Tripos. "In addition, 2004 included a number of meaningful events for Tripos. We began the year with the completion of our expanded discovery research facilities at Tripos Discovery Research Centre, allowing the company to reduce its dependency on outsourcing. We then concluded the year by announcing an agreement to acquire Optive Research Inc. The Optive transaction secured access to several important products for Tripos, and we gained valuable complementary staff resources, expertise and industry relationships."

Tripos achieved the following results for the 12 months ending Dec. 31, 2004:

  For 2004, Tripos posted revenues of $64.8 million, a 20 percent increase from the previous year's revenues of $54.1 million.
  Income from operations was $2.4 million in 2004, compared with a loss from operations of $5.4 million in 2003, a positive swing of $7.8 million.
  Pretax income was $2.2 million for the year, compared with $3.7 million for the same period in 2003. In contrast, fiscal year 2003 included a pretax gain of $6.7 million on the sale of shares of Arena Pharmaceuticals Inc.
  Net income for 2004 was $232,000, or $0.02 per diluted share after including a valuation allowance for certain deferred tax assets. This compares with a net income of $2.1 million or $0.23 per diluted share for the full year 2003. Net income for 2003 also included the after-tax gain of $3.8 million related to the sale of Arena shares. As in prior periods, Tripos was required to maintain a valuation allowance against deferred tax assets created by current and previous net operating losses in certain tax jurisdictions. Thus, the effective income tax rate was higher and net income lower than would have been the case if the company could recognize these tax benefits. The establishment of the valuation allowance for the deferred tax assets does not impair the company's ability to use the deferred tax assets upon achieving profitability in those tax jurisdictions.

Tripos achieved the following results for the three months ending Dec. 31, 2004:

  Revenues for the fourth quarter of 2004 were $17.3 million, compared with $12.6 million in the fourth quarter of 2003, an increase of 37 percent.
  Operating income for the fourth quarter was $856,000, compared with an operating loss of $2.5 million in 2003.
  Pretax income for the fourth quarter of 2004 was $1.5 million, compared with a pretax loss of $800,000 in the previous year.
  After including a valuation allowance for certain deferred tax assets, net income for the fourth quarter of 2004 was $246,000, or $0.03 per basic and diluted share, compared with a net loss of $452,000, or $0.05 per basic share, in the fourth quarter of 2003.

"Our business performed well in 2004," Dr. McAlister said. "Revenue from discovery research products and services increased by 37 percent from $26.2 million in 2003 to $36 million in 2004. Discovery informatics products and support exhibited steady growth of 4 percent from $23.7 million in 2003 to $24.6 million in 2004. Discovery informatics services also increased 24 percent from $3.2 million in 2003 to $4 million in 2004."

2004 Operational Highlights

Tripos made progress during the year on several strategic fronts:

Strengthened and expanded business relationships

  Renegotiated its multiyear Pfizer Inc. file enrichment contract. It now represents up to $90 million in revenues over its four-year term and covers work on the next stage of the collaboration: hit follow-up and large library production.
  Expanded its discovery informatics contract with Schering AG. It now covers final development and deployment of the initial phase of the Enterprise Chemical Information Management System and provides Tripos with increased incremental funding.
  Announced a multimillion-dollar, multiyear extension of its global software license agreement with Pfizer
  Commenced a new license agreement with Bayer HealthCare AG. Tripos began deploying SYBYL and UNITY globally across Bayer's drug discovery and development organization.
  Established drug discovery partnerships with Strida Pharma Inc., Chronogen Inc., Divergence Inc., Sanofi-Synthelabo Recherche, the European Molecular Biology Laboratory and the German Cancer Research Center. Through these relationships, Tripos is helping to discover new compounds to treat cancer, cardiovascular disorders, parasitic infestations and other diseases.
  Signed more discovery research contracts than in any previous year since beginning this business operation in 1998

Introduced new products

  Launched LITHIUM™ 2.0, a collaborative decision-support environment that enables biologists and medicinal chemists to view, interact with and share complex 3-D molecular data, providing them with access to vital research information
  Released SARNavigator™ 1.5, a new research application that allows scientists to rapidly and objectively analyze the large quantities of chemical and biological data resulting from real or virtual high-throughput screening
  Introduced SYBYL® 7.0. This new version of the company's molecular modeling environment for drug discovery research is available on multiple platforms, including the Linux operating system upgrade, Red Hat Enterprise Linux 3.0.

Announced strategic acquisition

  Agreed to acquire Optive Research, a molecular discovery software company. The deal was announced on Dec. 22, 2004, and subsequently closed on Jan. 5, 2005. Through this transaction, Tripos gained access to 15 software products developed by Optive Research, which are complementary to its existing product lines, including Concord®, a leading program for creating three-dimensional molecular models, EA_Inventor for de novo molecular design and Optive's Microsoft Windows-based Benchware™ applications to facilitate the expansion of its products to the desktop.

2005 Outlook

"We are looking forward to 2005 as we go to market with new desktop software products and seek new discovery research partnerships for our Lead Discovery Program. Each of these activities is expected to have a positive impact on our performance," Dr. McAlister said. "We will continue to focus on delivering operating profits for our shareholders, while making the strategic investments in both discovery informatics and discovery research."

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EST to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. The Tripos webcast archive will be available beginning at 1 p.m. EST today, and will remain on the Tripos Web site through March 22, 2005.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Tripos collaborates with clients to accelerate and improve the creation of life-enhancing products. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03
Net sales
Discovery informatics products & support	$ 6,414	$ 6,091	$ 24,639	$ 23,702
Discovery informatics services	1,324	207	4,005	3,241
Discovery research products and services	9,545	6,140	36,004	26,245
Hardware	33	179	131	960
Total net sales	17,316	12,617	64,779	54,148

Cost of sales	9,317	7,472	32,752	26,240
Gross profit	7,999	5,145	32,027	27,908

Operating expenses
Sales and marketing	3,096	3,294	12,560	13,195
Research and development	1,861	2,717	9,294	12,917
General and administrative	2,186	1,595	7,771	7,241
Total operating expenses	7,143	7,606	29,625	33,353

Income (loss) from operations	856	(2,461)	2,402	(5,445)

Other income (loss), net	665	1,669	(160)	9,114
Income (loss) before income taxes	1,521	(792)	2,242	3,669

Income tax expense (benefit)	1,275	(340)	2,010	1,569
Net income (loss)	$ 246	$ (452)	$ 232	$ 2,100

Basic income (loss) per share	$ 0.03	$ (0.05)	$ 0.03	$ 0.23
Diluted income (loss) per share	$ 0.03	$ (0.05)	$ 0.02	$ 0.23
Basic weighted average shares	9,310	8,992	9,206	8,949
Diluted shares outstanding	9,396	8,992	9,357	9,333

Tripos, Inc.

Consolidated Balance Sheets

(in thousands)

	31-Dec-04	31-Dec-03

Assets:
Current assets:
Cash and cash equivalents	$ 4,171	$ 2,945
Marketable securities	341	1,121
Accounts receivable	15,666	16,662
Inventory	12,007	12,863
Deferred income taxes	188	--
Prepaid expenses	5,603	5,054
Total current assets	37,976	38,645
Property and equipment, less accumulated depreciation	30,672	27,926
Capitalized development costs, net	2,159	2,417
Goodwill	965	965
Investments recorded at cost	1,397	1,352
Deferred income taxes	--	--
Other, net	112	390
Total assets	$ 73,281	$ 71,695

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 4,506	$ 10,510
Accounts payable	1,796	2,405
Accrued expenses	9,076	7,688
Deferred revenue	21,945	17,079
Deferred income taxes	25	219
Total current liabilities	37,348	37,901
Long-term portion of capital leases	2,653	2,463
Long-term debt	3,697	3,915
Deferred income taxes	1,717	422
Shareholders' equity
Common stock	94	90
Additional paid-in capital	37,394	36,457
Retained earnings (deficit)	(8,089)	(8,321)
Other comprehensive income (deficit)	(1,533)	(1,232)
Total shareholders' equity	27,866	26,994
Total liabilities and shareholders' equity	$ 73,281	$ 71,695

Exhibit 99.2

Q4 and FY 2004 Financial Analyst Conference Call

22 February 2005

 JOHN

Thank you and welcome to Tripos' Webcast and conference call for our fourth quarter and full year 2004 financial results. Jim Rubin, Tripos Chief Financial Officer and John Yingling, Tripos Chief Accounting Officer, join me on this call.

First, I remind you that Tripos operates in a very volatile, highly competitive market that is very dependent on scientific innovation. There are many risks and challenges in our business and although we expect to continue to be successful in bringing our technologies, products and services to market, there can be no guarantee that we will reach these goals. Comments made by the Company in this conference call may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

I'll start today with a brief overview of our financial and operating results and discuss how we are moving ahead with our strategic initiatives. Jim will give you a detailed analysis of our financial results for the quarter, and then we'll open up the phone lines to answer your questions.

STRATEGIC OVERVIEW & OPERATIONAL HIGHLIGHTS

I am delighted to report to you that we successfully delivered on our 2004 performance objectives of strong top line growth coupled with operating profitability. These solid results derive from our focus on operational efficiencies and from returns on investments we have made over the past two years to develop innovative products and new capabilities. In the highly volatile and risk-based pharmaceutical research business, close management of operations and financial objectives is essential to maximize the potential for customer satisfaction and shareholder return while continuing to invest in innovation that drives future success. In addition, Tripos began and ended the year with seminal and exciting milestones in the growth of the company:

  In February 2004, we completed and moved into our new Discovery Research Laboratory in Bude, England. This new facility expanded our capacity to service our customers and dramatically reduced our dependence on outsourcing to complete major contracts.
  In December 2004, we announced our agreement to acquire Optive Research, a strategic player in the Discovery Informatics business with a number of products, research staff, expertise, and industry relationships.

In addition to these externally noted events and the financial results that we are reporting, we are pleased to report that we have made much internal progress with regard to our organization and infrastructure. All in all, 2004 has been a very full and successful year for the company.

For the fourth quarter of this year, we recorded revenue of $17.3 million. This is a 37% increase over the $12.6 million in revenue for the same period in 2003. This increase coupled with lower operating expenses produced an operating income of $856,000 this quarter compared to an operating loss of $2.5 million for the same quarter in 2003 -- an improvement of $3.3 million year over year in results from operations.

The full year 2004 has shown great improvement as well with revenue increasing by 20% to $64.8 million from to $54.1 million for 2003. For our core, non-hardware business activities, revenue for the year was $64.6 million, an increase of 22% over the corresponding $53.2 million in 2003. Operating profit for the year was $2.4 million compared to an operating loss of $5.4 million in 2003, a swing of $7.8 million in our operating results year over year.

Jim will describe these results in detail, including our improved cash position and the tax situation that resulted in such a high tax rate for the year thus reducing our reported net income.

First, I will describe to you a few operating highlights from the quarter and the year.

First, Tripos Discovery Research continues to post strong growth with revenue increases of 55% and 37% for the quarter and full year, respectively. This is principally due to our continued work on the large Pfizer contract that we have discussed since January of 2002 but also includes work on additional research contracts with other companies, a number of which were initiated in Q3 and in Q4 of this year. We continue to meet and exceed the goals in our Pfizer work and successfully deliver hit follow-up and large libraries that are part of the renegotiated terms of this contract that were announced in January of 2004. In addition, Pfizer has opted to engage us in additional work outside the specific requirements of this contract.

In anticipation of the growth in our Discovery Research business, we invested significantly to expand our research facility in England beginning in 2002. After eighteen months of construction, we moved into the expanded facility in February 2004. It has already had a significant positive impact on our productivity as we have been able to eliminate virtually all the outsourcing activities we previously engaged as part of our Pfizer work. With the completion of this expansion and addition of an adjacent mid-size scale-up facility, we are prepared to undertake additional contracts we believe exist in the market for informatics-driven chemistry. This strategic research application is a high-value activity and is not available from low cost labor markets. Our differentiation, in addition to excellence in chemistry, is our informatics, design, and analysis expertise. We maintain this advantage through constant innovation. Based on the types of discussions we are having with both pharmaceutical and biotechnology companies, we believe our customers appreciate the difference between high volume low cost chemistry and the value added, proprietary "smart" chemistry that we deliver. File enrichment and lead optimization endeavors require a smart and knowledge-based approach to design and synthesis, and that exists here at Tripos.

In addition to the activities that we have traditionally pursued at Tripos Discovery Research for contract work with the industry focusing on their targets and research interests, Tripos has begun investments in innovative research programs that "jump-start" research collaborations. Using our unique informatics capabilities and the expertise of our experienced staff in pharmaceutical discovery, we have initiated programs for a number of validated biological target classes to develop and optimized lead series that we will use in our partnering activities with pharmaceutical companies. Since early this year when we began work on this Lead Discovery project, we have demonstrated significant successes in producing results for a broad variety of targets. This has important strategic implications for the company:

  First, it demonstrates once again the power of our combined informatics and laboratory capabilities;
  Second, the variety of the biological targets against which we have succeeded validates the generality of the methods;
  Finally, this activity provides opportunities for commercialization with our customers at a time when the pharmaceutical industry is publicly stating their interest in earlier stage programs that have achieved proof of concept and are nearing the early clinical phase.

It is important to note that Tripos is not developing into a therapeutic company. These programs do, however, position us as a much more attractive partner for our clients with high-value offerings that promise much better returns to our company and our partners than each of us has experienced in the past. There is a near-term horizon for commercialization of these programs.

Turning now to Discovery Informatics: Our Discovery Informatics Products delivered another good performance with revenue growth of 5% for the quarter and 4% for the year. As we discussed at length in previous conference calls, revenue recognition for this business is ratable over the life of the software contracts and as such, success in any one financial period has, at best, only a marginal incremental impact on the results of that quarter. The revenue increase that we reported from this business for the current quarter is due in large part to our success in signing new contracts and renewals during the first nine months of the year. In 2004, Tripos continued its excellent track record of successful contract renewals with a rate of more than 91% and 17 completely new customers compared to 8 last year in a market where most players are already in our roster of clients. Tripos plays a leading role in providing informatics tools for life science research. In addition to delivering continued financial growth for the company, this business underpins the intellectual property position for all our other offerings. As a measure of the importance of this business to our customers, Tripos announced two major software license contracts this year due to their financial impact on our results, with Bayer HealthCare and with Pfizer -- the largest software license contract in our history -- occurring in the fourth quarter this year.

Regarding new developments in this area of our business, during 2004 we released SARNavigator™ 1.5, software designed to provide unique analysis capabilities for biological screening data based on molecular structure. Together with LITHIUM™ 2.0 released in second quarter and AUSPYX™, Tripos is laying the foundation of our strategy for the laboratory scientists knowledge management framework for the future. Developed in collaboration with leading scientists at Pfizer, Aventis, Schering and other pharmaceutical companies, these tools facilitate the application of the knowledge of the entire research team to pharmaceutical discovery activities. Tripos also released a new generation of our traditional modeling tools -- Sybyl 7.0 -- that provides a foundation for our customers' computational research. Each of these products continues to evolve in collaborative programs in the pharmaceutical industry and in our own Discovery Research laboratories.

Tripos has targeted the desktop of the experimental scientist as the new frontier of this segment of our business. Many companies have in the past attempted and continue to attempt to address this part of the market unsuccessfully. We believe that our new approach -- introduced with Lithium and now followed up with the Tripos Electronic Notebook or TEN -- represents a new approach that acknowledges the importance of process, communication and analysis to the basic research activities of our customers. Success in this area of commercial activity has the potential to substantially expand the market for Tripos software products in the future.

In late December 2004, Tripos announced agreement for the acquisition of Optive Research, a molecular discovery software company. This transaction subsequently closed on January 5, 2005. Through this transaction, Tripos gained access to more 15 software products developed by Optive that are complementary to our existing products and add significantly to our new Lithium desktop product line. Given the importance of the desktop to our future strategy, this is a key addition to our intellectual property base. We have great confidence in the success of this acquisition. Tripos has a long relationship with the principal founder of Optive, Professor Robert Pearlman, whose Concord program among others has been commercially represented by Tripos since 1988. At this time, I can also report that we have already made great progress integrating the staff of Optive into Tripos development workflow and business activities. We are delighted to have these exceptionally talented scientists and business people join our company and look forward to quick introduction of new products based on this technology.

The Discovery Informatics Services business segment has been challenging for Tripos for the last two years. In 2004, we have made tremendous progress in stabilizing this business and providing it new direction. Based on successful delivery on several contracts in the fourth quarter, principally Schering, this business grew by 540% in the fourth quarter and 24% for the year. We believe that the market for large enterprise informatics projects in pharmaceutical research will continue to be difficult in spite of the importance of this foundation technology to successful process implementation. We have adapted our strategy to the challenges of this business and believe that we can best serve our customers by executing a series of smaller projects incorporating "off the shelf" technology to implement the systems they require. This business strategy has been successful for us in the past and the new technologies that we have developed internally as a result of software collaborations and that we acquired with Optive Research will drive our activities in the future.

With regard to the Schering project that we have discussed in previous conference calls, we have delivered very good value in this project and have developed new technology that will be commercialized as part of our new informatics services business strategy. Schering has openly described this effort in scientific conferences and we believe that this is a milestone both from a development perspective and also from a market value perspective. It is this recognized value that set the stage for renegotiation of an expanded scope of this project that was successfully concluded in the second quarter of 2004. Under the terms of this contract, Tripos will receive substantially more funding than the original contract specified and this will be sufficient to cover our direct costs for the remainder of the project. The final phases of the project are anticipated to be completed in the first half of 2005.

With that, I'll turn the call over to Jim for a detailed discussion of the third quarter financial results. Jim?

FINANCIAL RESULTS

JIM

Thanks, John.

As John has pointed out, our business has continued to perform in the 4th quarter, having grown our revenues and delivered operating profits for the fourth quarter and the full year.

Now for a summary of our P&L:

Sales and Cost of Sales

Our revenue growth in the fourth quarter continued to be strong -- we achieved a 37% increase over the fourth quarter of 2003. Revenue was $17.3 million for the quarter compared to $12.6 million last year. In discovery research, revenues increased 55% compared to the third quarter of 2003, for a total of $9.5 million. Growth is coming from two primary sources: our ongoing Pfizer contract and, to a lesser extent, new collaborations with biotechnology and pharmaceutical companies. As for the other parts of our business, discovery informatics products grew 5% in the quarter as compared to prior year, due in part to steady renewal business, some new product launches, and new customers. In discovery informatics services we achieved $1.3m in revenue, up nearly six-fold from prior year. Fourth quarter results for discovery informatics services include another successful delivery against a milestone on the Schering contract.

For the year 2004 ended December 31st, our total company revenues were $64.8 million compared to $54.1 million in the prior year -- a growth year-over-year of 20%. Excluding hardware sales, our growth was closer to 22% for the year. The growth was driven by a 37% increase in our discovery research products and services and a 4% increase in our discovery informatics software products, and growth of 24% in the discovery informatics consulting services part of our business.

Gross Margin

Our gross profit of $8.0 million represents a 55% increase in the fourth quarter of 2004 compared to the fourth quarter of 2003. Our gross margin was 46% compared to 41% in the prior year. Impacting gross margin in the fourth quarter was a charge of $890,000 associated with a reduction in the net carrying value of our ChemCore RIO capitalized software asset, based on our assessment of the net realizable value from this asset going forward. The value of this asset on our books went from $2.2 million to $1.3 million as a result of this charge. This reflects our new strategy of marketing technology in smaller packages as part of new collaborative informatics services contracts. This amortization charge was taken as cost of sales against Discovery Informatics products. Also negatively impacting our overall margins in fourth quarter, we recorded no margin on the Schering milestone delivery in the quarter. Partially offsetting these items, we experienced higher margins within our Discovery Research business for the quarter primarily the result of higher compound sales and better gross margins in the Hit Follow-Up component of our Pfizer contract.

For the year ended December 31st, our overall gross margin was 49%, compared to 52% in 2003. The primary factor driving the decline was due to the mix of Discovery Research as a percentage of total revenues, climbing from 48% in 2003 to 56% of total revenues in 2004. Discovery Research experiences generally lower margins than does our Discovery Informatics software business. In addition, margins were impacted by the fourth quarter amortization charge for the ChemCore RIO asset already described.

Operating Expenses

Now I'll turn to a discussion of operating expenses.

In the fourth quarter, sales and marketing, research and development, and general and administrative expenses were $7.1 million, down from $7.6 million in 2003 and generally flat from the $7.1 million incurred in the third quarter of the year. The decline from 2003 was due to lower R&D expenses of $856,000 and reduced sales & marketing spend of $198,000. These savings were partially offset by increased G&A expenses of $591,000.

Overall, R&D expense was down from $2.7M in 2003 to $1.9M in 2004. As we have mentioned previously, we are focused on where and how we spend our operating dollars, and one result was that during 2004 we reduced headcount in areas not key to the future success of the company, reducing R&D in non-productive areas, redeploying those resources to more productive areas, and refocusing sales efforts in informatics services/consulting to focus on smaller strategic projects such as collaborative software development projects and customer diagnostics. This focus has led to some level of cost savings, along with a refocusing on where and how we invest and spend our dollars. Software development staff previously deployed in our Discovery Informatics services area have been redeployed to work on new products that have technical feasibility and we believe a market. These products include: Tripos Electronic Notebook, Lithium, Auspyx, and Gasp, to name a few. As a result, $630,000 of fourth quarter expenses have been capitalized against future sales associated with these products.

In our Discovery Research area, work continued at Tripos Discovery Research Centre on our Lead Discovery programs, and associated costs were inventoried for future sales . We expect to go to market this year with these programs.

Our General & Administrative expenses increased over the prior year due to legal costs associated with the Shareholder Class Action lawsuit , accounting costs associated with Sarbanes-Oxley Section 404 Internal Controls assessment, and an employee bonus accrual achieved by the company and approved by the Board of Directors for 2004 performance.

For the year ended December 31st, 2004, our sales and marketing, research and development, and general and administrative expenses were $29.6 million, down from $33.4 million in 2003. Most of the decline results from reduced R&D expenses as we streamlined and redirected resources into product-based projects as was previously discussed.

Operating Income and Other Income

We are pleased to report an operating profit of $856,000 in the fourth quarter of 2004, compared to a loss of $2.5 in the fourth quarter of 2003. Please recall that fourth quarter 2003 included a $1.6 million charge associated with the Schering contract. For the year we have an operating profit of $2.4 million compared to a net loss from operations of over $5.4 million in 2003, representing a $7.8 million improvement year-over-year.

We reported net income of $246,000 for the quarter and $232,000 for the year. Net income was significantly impacted by our reported tax accrual. The 2004 tax rate of 84% reflects the impact of a valuation allowance against current and prior net operating losses (NOLs) in certain tax jurisdictions that effectively negates these potential tax benefits. A valuation allowance is a non-cash adjustment to the carrying [book] value of the NOLs, or deferred tax assets, on our balance sheet. The result is that we must reflect the tax expense arising in certain countries while the tax benefit from NOLs in others must be excluded. Use of the NOLs may result in a lower effective tax rate in future periods upon the recognition of income in the jurisdictions where the deferred tax assets were created. The establishment of the valuation allowance for the deferred tax assets does not impair the company's ability to use the deferred tax assets upon achieving profitability in those jurisdictions in the future.

As a result of the tax accrual, our reported net income for the fourth quarter of 2004 was reduced to $246,000, or $0.03 per basic and diluted share, compared with net loss of $452,000, or $0.05 per basic share in the fourth quarter of 2003. The 2004 full year net income was $232,000 or $0.03 per basic share and $0.02 per diluted share. In 2003, the full year net income was $2.1 million or $0.23 per basic and diluted share. Please recall that our 2003 numbers include significant gains from the sale of Arena Pharmaceuticals stock of roughly $3.8million after-tax for the year. These Arena stock sales had yielded a net after-tax profit despite a loss from operations in 2003. We sold our remaining shares of Arena Pharmaceuticals in first quarter 2004, so no such financial gains are included in this quarter's results and for the year to date 2004 is only $53,000 after-tax.

BALANCE SHEET

Now I will move into our balance sheet, and specifically our cash, debt and liquidity position.

Our overall cash balances decreased slightly from $4.8 million at the end of September to $4.2 million at the end of December, primarily the result of a positive cash flow from operations (~$2.3 million) more than offset by capital expenditures of $2.5 million in the quarter.

For the year, our cash position has improved considerably. Our reported net cash change came from cash flow from operations, which was in a range of $13 million over the course of the year. We used this cash to pay down debt (~$6.0M), increase our cash balance (~$1.2M), and to fund capital expenditures to complete the expansion of our research laboratories along with capital for our other ongoing operations (~$7.5 M).

As of December 31st, short-term debt of $4.5 million consisted of $600,000 in borrowings on our line of credit facility, $3.7 million of capital lease obligations and $217,000 of mortgage payments. With respect to overall debt levels of the company, we have reduced outstanding amounts from $16.9 million on December 31st, 2003, to $10.9 million on December 31, 2004. Our total debt includes the $600,000 outstanding on our line of credit facility, a mortgage of $3.9 million on our headquarters building and capital leases of $6.3 million.

With respect to capital expenditures in 2004 -- we expended $7.3 million associated with the completion of our chemistry research facility expansion, which has been partially offset by UK government grants of $1.4 million, thus netting to approximately $5.8 million. In addition to the Tripos Discovery Research Centre capital completion, we have invested approximately $1.6 million in capital requirements across the rest of our company for ongoing general operations. Now that the laboratory expansion project is completed, we expect CapEx to be lower for the coming year.

Other Significant Balance Sheet Accounts

At December 31st, Accounts Receivable balances were $15.7 million, an increase from $10.4 million at September 30th, 2004 and a decrease compared to $16.7 at December 31, 2003. This is consistent with historical fourth quarter patterns.

Inventory balances declined from $12.9 million on December 31, 2003 to $12.0 million on December 31st, 2004. Please note that $7.5 million of the December 31st total is for work in process and finished goods for existing contracted discovery research projects.

During the quarter, deferred revenue due to be recognized over the next 12 months through December 31, 2005 rose from $18.8 million at the end of third quarter to $21.9 million at the end of fourth quarter. The increase late in the year represents the timing of renewals in the year.

That concludes the financial recap.

I would like to add that beginning with our 2004 10-K, the company plans to begin reporting the Discovery Informatics and Discovery Research segments of our business. Segmented results are now possible due to our 2004 decision to separately focus our sales and marketing efforts on each respective business area and due to our internal efforts to analyze these businesses.

That concludes the financial recap. Now I will now turn the call back to John.

JOHN -- CLOSING OUTLOOK

Thanks, Jim.

As we told you in our previous calls this year, we had two key priorities for 2004:

  First, to operate from a position of financial strength, which will ultimately deliver returns to investors and allow us to achieve our continuing strategic vision. We were focused on delivering significant revenue growth and a return to operating profitability this year. We delivered on this goal.
  Second, we strove to extend our long-term strategic vision while gaining returns from the technologies and investments at hand, and continued to explore immediate opportunities for growth (such as our new Lead Discovery programs). This strategic vision -- to exploit the unique strengths of informatics driven chemistry and chemistry driven informatics -- is being achieved in our own operations in a manner we believe to be unmatched anywhere else in the industry. We believe that our new product introductions, our success with Pfizer and others in discovery informatics and discovery research, and our progress in developing new lead discovery programs clearly demonstrates that we have achieved major milestones in pursuit of this goal as well.

We are pleased with the operating results that we achieved this year but we know it is not enough. We remain focused on continued financial and operating discipline while making the strategic decisions that will ultimately drive value in our industry and produce returns for you, our investors and shareholders. For 2005, we will focus on new product introductions in discovery informatics both from internal development as well as from our recently acquired Optive Research portfolio and collaborative product development with Schering. In discovery research, we will strive to continue delivering excellent results to our contract research customers while we seek new partnering opportunities for our lead discovery projects. Financially, we will focus on operating profitability while making the strategic investments in both discovery informatics and discovery research.

Thank you for your time and your interest in Tripos. We'll now take your questions.